U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 17, 2017

Grom Social Enterprises, Inc.

(Exact name of small business issuer as specified in its charter)

Illumination America, Inc.

(Former Name)

Florida	000-55585	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2060 NW Boca Raton Blvd., #6

Boca Raton, FL 33431

(Address of principal executive offices)

561-287-5776

(Issuer’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Effective August 17, 2017 (the “Effective Date”), we consummated the acquisition of Grom Holdings, Inc., a Delaware corporation (“Grom Holdings”). On May 15, 2017 we had executed the applicable Share Exchange Agreement (the “SE Agreement“) which contained several conditions to effectiveness, all of which were satisfied by the Effective Date when we filed the Statement of Share Exchange with the Florida and Delaware Secretary of State offices, which was the final condition that was needed to be met to make the transaction effective (the “Grom Acquisition” or “Transaction”). A copy of the definitive Share Exchange Agreement was previously filed as an exhibit to our Form 8-K dated May 15, 2017.

On the Effective Date we issued an aggregate of 110,853,883 shares of our Common Stock to the Grom Holdings shareholders, pro rata to their respective ownership. Each share of Grom was exchanged for 4.17 shares of Illumination Common Stock. As a result the stockholders of Grom are now stockholders of our Company and the Grom shareholders own approximately 92% of our issued and outstanding shares of Common Stock.

Pursuant to the terms of the SE Agreement, we have also amended our Articles of Incorporation to increase our capitalization to 200,000,000 shares of Common Stock authorized, as well as to change our name to “Grom Social Enterprises, Inc. (“Grom”)

All of the members of our Board of Directors, who are also the Board of Directors of Grom, remain and Darren Marks, formerly our Chairman, has become our Chief Executive Officer and President and Melvin Leiner, formerly a director, is now also our Executive Vice President and Secretary. Ismael Llera, previously our current sole officer, has resigned his positions with us but will assume the position of President of Illumination America Lighting, Inc., a to be formed wholly owned subsidiary where our existing LED business will operate moving forward if we elect to continue these operations, of which there are no assurances.

DESCRIPTION OF GROM BUSINESS

As a result of the acquisition of Grom Holdings, Inc. we now operate our business through five wholly owned subsidiaries, including:

•	Grom Social, Inc., (“Grom Social”) a Florida corporation, incorporated in March 2012, through which we operate our social media network for children;
•	TD Holdings Limited, which we acquired in July 2016, is a Hong Kong corporation and the parent company of Top Draw Animation, Inc., a corporation formed and operating in Manila, Philippines, through which we operate our animation business;
•	Grom Educational Services Inc., formed in February 2017, is a Florida corporation through which we operate our NetSpective WebFiltering services that we provide to schools and libraries;
•	Grom Nutritional Services is Florida corporation formed in April 2017 through which we intend to market and distribute four flavors of a nutritional supplement to children; and
•	Illumination America Lighting which operates the LED business, which was our principal business prior to the Grom acquisition.

Grom is a social media company for kids focused on producing original content and generating revenue from our website and synergistic subsidiary companies. Although we have only generated minimal revenue to date, our core business is our social media website for children, which we refer to as “Grom Social.” The concept for Grom Social was developed in 2012, by Zach Marks, who was 12 years old at the time and is the son of our CEO and Chairman, Darren Marks.

The name “Grom,” is derived from Australian surfing slang, and is defined by us to mean “a promising young individual who is quick to learn.” Visitors to our Grom Social website located at www.gromsocial.com may log on via mobile phone, desktop computer or tablet and chat with friends, view original content or play games created by us.

Our wholly owned subsidiary, Grom Social, Inc. was incorporated in Florida in March 2012. In May 2015, we incorporated Grom Holdings, Inc. in Delaware for the purpose effecting a corporate reorganization pursuant to which Grom Social, Inc. would become a wholly-owned subsidiary of Grom Holdings, Inc. This reorganization enabled us to eliminate a significant minority interest in a previously formed subsidiary and to better structure the capitalization of the Company to attract future investment.

Grom Social

Grom Social’s business model is based upon providing children ages 5 through 16 with a safe environment on the Internet while promoting “fun,” “wholesomeness” and “family values.” Since inception, we have generated in excess of 5.5 million users in over 200 countries and territories. We define a "user" as any child between the ages of 5 and 16 who sign up for a Grom Social account. We require that each child receive parental approval to gain full access to the Grom Social platform. In certain jurisdictions and circumstances, we allow parents, teachers, and guardians (collectively, “parents”) to sign up groups of children at one time. As a result we have a grand total in excess of 10.0 million individuals in our database that we can contact and potentially monetize.

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We communicate with our database both actively, through email and a parent portal; and passively, through messaging on the child’s profile page and through seventeen Grom characters. Additionally, we have the ability to communicate with users and parents regardless of where they may be navigating on our Grom Social website. We have established the following safeguards and procedures to ensure that above all else, Grom Social is a safe place for children:

•	Account Approval: We have set up our account creation procedures to help ensure that only children between the ages of 5 and 16 can create an account on Grom Social. According to our procedures, if a child submits a request to open an account on Grom Social, we send a notification to his or her parents by email that their child has applied to create a Grom Social account. If the child’s parents approve the account, by using one of three methods that are approved by the Children's Online Privacy Protection Act (“COPPA”) guidelines, the account is opened. If a parent’s approval is not given, the account will not be opened and the child will have limited access to the Grom Social website.

•	Parental Involvement: By requiring parental approval to for a child open an account and to enable the child to interact with other users on Grom Social, we hope to ensure that the parents are aware of and involved with Grom Social and their child’s activity on the site. Further, we believe that parental involvement provides us with the ability to market products and services to parents.

•	Content Monitoring: We have software that monitors posts for inappropriate content using standard “key word” filter technology. If a post contains inappropriate content, it will not appear on the website and the poster will be sent a warning about offensive content. We believe that through monitoring content we can promote social responsibility and digital citizenship.

•	Anti-bullying: We have software that monitors Grom Social for bullying. In addition to monitoring the interaction between children on the website, we also post messages on Grom Social that strongly emphasizes anti-bullying and actively promotes social responsibility and digital citizenship. Additionally, our website has received the “KidSafe Seal of Approval”. The kidSAFE Seal Program is an independent safety certification service and seal-of-approval program designed exclusively for children-friendly websites and technologies, including online game sites, educational services, virtual worlds, social networks, mobile apps, tablet devices, connected toys, and other similar online and interactive services.

•	Use of “Gromatars”: Children on Grom Social create animated pictures, which we call “Gromatars,” to represent themselves on Grom Social without providing a real life photo of themselves. Gromatars are viewed as profile pictures on a user’s home wall, and it’s what other user’s see when the user leaves a comment or “like” on a public page. Kids can build and customize their Gromatars by selecting over 200 different options such as the eyes, nose, hair, teeth, ears, skin color, hair style and color, etc.

We believe these safeguards are a critical component of our business model. We believe that children are increasingly accessing the internet at younger and younger ages and therefore, the need for safe, age appropriate web venues for younger children to browse and interact with other children is increasing. According to statistics compiled from several sources over the past few years on GuardChild.com (“GuardChild”), an organization focused on providing software and applications to promote safe Internet browsing for children:

•	Approximately 81% of online 9-17 olds say they visited a social networking site in the past three months;
•	Approximately 41% of teens had a negative experience as a result of using a social networking site; and
•	Approximately 88% of teens have seen someone be “mean or cruel” to another person on a social networking site.

Grom Social Content

In addition to providing a safe social media platform for children to interact with their peers, we create our own content for Grom Social consisting of animated characters we created, interactive chats, videos, blogs, and games only available on Grom Social. We believe that the content that we produce for Grom Social meets our goals of providing wholesome family entertainment. Grom Social content includes:

•	Grom Stories: Our content team creates and posts various stories on the site covering a range of topics from digital citizenship to current happenings in the “kid’s world”.

•	Grom Videos: Our content team produces and posts various videos covering a range of topics from highlighting a Grom Club Member (discussed below) to the Marks Family reality show.

•	Grom Events: Our event staff attends various kids’ events and sets up a Grom station to introduce kids to Gromsocial.com.

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•	Grom Sports: A section on Grom Social that only covers sports.

•	Chats with Athletes: Users will be able to chat with professional athletes, and select, profiled users (“super kids”) directly on the Grom Social website. For example, users can chat with Luke Marks and Caroline Marks, professional surfers and Zach’s brother and sister. Although currently available to all users, we intend to limit Chats with Athletes to users that subscribe for Grom Club memberships.

•	Educational Content: We are providing children with tangible modes of learning, connecting and communicating with a diverse and growing group of peers in a safe, user friendly environment. Materials are aimed at promoting drug and alcohol use awareness.

•	Animated Content: We produce our own content comprised of characters, interactive chats, videos, and blogs not available on any other internet platform.

•	Online Games: We have created a proprietary game, called “Grom Skate” which is free on Grom Social.

According to Google Analytics, as of November 2016, the average online duration of an Internet user is approximately 18 minutes. Based upon the login statistics for Grom Social, the average online duration of users logged onto Grom Social is approximately 50.4 minutes. We believe the longer duration time is a result of our ability to better engage users through our original content.

Monetizing Grom Social

Since Grom Social’s inception in 2012 through the period ending July 2017, we have been focused on growing our user base and have invested approximately $15 million in developing original content, technology, branding and marketing the “Grom” name. As a result of our focus on growing our user base over monetizing advertisements or subscription programs, Grom Social has generated less than $25,000 in revenues to date.

While no assurances can be provided, we believe that with the acquisition of our animation business discussed below, we now have the infrastructure, tools and funding to begin to generate meaningful revenues from Grom Social. We hope to generate revenues from Grom Social from the following sources:

•	Subscription Based Premium Content. We have completed software upgrades which will enable us to offer premium “VIP” content to users for which they will be charged a monthly subscription fee. Users that sign up for this VIP program will become Grom Club Members. We expect to be able to offer Grom Club Memberships during the fourth quarter of 2017. Grom Club Members will be able to:

➢	Create and view interactive videos they can share with other Grom Club Members, with non-paying Grom users and with any other third parties;

➢	Receive exclusive Gromatar options and accessories;

➢	Have unlimited access to premium games;

➢	Receive free monthly desktop screen savers and animated gifts;

➢	Engage in exclusive chats with athletes;

➢	Collaborate with Zach and other Grom Club Members with similar interests to create new Grom Social features;

➢	Earn and collect “Grom Coin Packages” that can be used to purchase merchandise, play games or purchase other exclusive content on the Grom Social website. Grom Club Members will earn Grom Coin Packages by participating in activities on Grom Social; and

➢	Receive discounts on Grom merchandise.

•	Advertising Revenue. We believe the audience we cater to will attract a number of high profile companies to advertise on our Grom Social website and mobile platforms. In addition, we intend to emphasize to advertisers what we believe is the unique level of parental involvement on Grom Social. We have been approached by numerous entities to advertise on the Grom Social website, and have one program in early non-revenue testing. We expect to enter into an agreement with an advertiser during the fourth quarter of 2017; and intend to charge each advertiser a fee and/or commission to advertise a particular brand/product or service on our platforms.

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Longer Term Revenue Opportunities

In addition to the foregoing near term initiatives, we expect to add the following features to Grom Social to generate revenue:

➢	Online Game Fees. The games currently available to users on Grom Social are free. We intend to offer Grom Social users an option to pay to play exclusive games and/or pay for game upgrades. These games may be developed by us, such as Grom Skate or obtained from outside developers, and adapted to use on Grom Social.

➢	Licensing Merchandise Revenue. We believe we will generate merchandise revenue when members purchase Grom apparel and other goods through our website and mobile app. We also anticipate entering into Grom licensing and merchandise agreements.

Top Draw Animation

Top Draw Animation (or “TDA”) is a full-service production and pre-production studio working with leading international clients. Top Draw Animation specializes in producing 2D digital animation production services for series and movies, primarily for international television markets. Top Draw Animation provides its services on a contract for services basis or under co-production arrangements. TDA is recognized by producers and broadcasters as a provider of quality television animation and currently provides services to many high-profile properties, including Tom and Jerry, My Little Pony and Disney Animation’s Penn Zero: Part-Time Hero. Top Draw Animation produces over two hundred half hour segments of animated content for television annually, which we believe makes it one of the most prolific producers of animation for television anywhere in the world today.

Acquisition

In connection with Grom’s acquisition of TD Holdings, it issued to the sellers promissory notes in the amount of $4 million, 1,667,667 shares of Common Stock and a cash payment of $2,000,000. Wayne Dearing, the current CEO of TD Holdings, was a 50% owner of TD Holdings and one of the sellers. Accordingly, he received 50% of the purchase price and $2 million of notes are payable to him. Further, Mr. Dearing’s wife Stella is employed by Top Draw Animation at a salary of $65,000 per year. See “Certain Relationships and Related Transactions,” below.

Additionally, Grom is required to make additional payments to the sellers, up to a maximum of $5,000,000 (“Earnout Payments”), if TD Holdings achieves certain adjusted EBITDA targets (“EBITDA Targets”) during the three year period following the acquisition (the “Earnout Period”). The Earnout Payments, if any, will be paid 25% in cash and the balance in shares of Common Stock. The number of shares issuable shall be determined by using a share price equal to the lower of a 10% discount to Grom’s last private placement price per share prior to making the Earnout Payment, to a bona fide investor, and priced at arm’s length; or if the Buyer Shares are listed on a recognized stock exchange and publicly traded and not suspended, at a 10% discount to the previous 20 day weighted average closing price per share.

The applicable EBITDA Targets and Earnout Payments for each of the three years during the Earnout Period are as follows:

EBITDA Target	Earnout Payment
$2,400,000	$1,666,667
$3,700,000	$3,333,333

In the event that TD Holdings achieves an EBITDA in an Earnout Year greater than $2,400,000 but less than $3,700,000, the Earnout Payment is calculated by multiplying $3,333,333 by the sum of “A” divided by “B” where:

“A” equals the sum of $3,700,000 less the EBITDA earned; and

“B” equals $1,300,000 (being the difference between $2,400,000 and $3,700,000).

The foregoing notwithstanding, in the event that TD Holding’s EBITDA in any 12 month period during the Earnout Years is equal to or greater than $3,700,000, the full amount of the Earnout Payment will be paid one month after that EBITDA Target is achieved and no further Earnout Payments shall be made.

Based upon unaudited preliminary financial results for TD Holdings, no Earnout was achieved for the year ended December 31, 2016.

We believe that Top Draw Animation not only provides us with an important source of revenue, it also provides us with a source for animated content for Grom Social and for original shows that can be viewed on Grom Social. We intend to develop a programming slate that will serve the entire family with premium, original shows. We believe that the production of digital programming for viewing on Grom Social provides a tremendous opportunity for us by providing animation to Grom Social that can be viewed for free, as well as special animation features that will be part of a subscription based premium program content program described in the “Subscription Based Premium Content” section above.

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Expanding Operations

On March 24, 2017, we announced that Top Draw Animation was expanding its operations to address current and upcoming contractual commitments and opportunities. In order to facilitate this change, TDA is in the process of increasing its current workforce by an additional 100 artists, bringing the workforce in Manila to approximately 560-600 employees. Consistent with past practice, we will utilize our internal training programs for these artists to ensure maintenance of high quality standards. Additionally, studio space will be also being increased accordingly to accommodate this expansion and this will include the addition of a wellness center and expansion of our in-house Animation Café.

Marketing Initiatives and Growth

We intend to grow our business through a combination of marketing initiatives and synergistic acquisitions through which we can increase our Grom Social user base.

We intend to grow the Grom Social user base by focusing on the following:

•	Providing Exclusive Content through Third Parties: Making exclusive Grom original content (i.e. Grom Stories, Grom Videos, Grom Events, Exclusive Chats with Athletes, and Grom Spots) readily accessible on third party platforms to introduce parents and children to Grom and drive them to our Grom Social website. For example, Zach Marks and his sister Caroline curate videos on our Grom YouTube channel which focus on our “Super Kids” concept. Grom’s YouTube channel features creative videos that showcase the accomplishments of amazing kids.

•	Digital/Media and Corporate Partnerships and Relationships: Partnerships and relationships with digital/media companies and corporations that can generate awareness of Grom and direct traffic to Grom Social.

•	Organic/Referral Programs: We intend to establish reward programs that encourage/reward Grom Club Members to refer friends to Grom Social. Such awards may include Grom Coin Packages.

•	Terrestrial Events: Public events that build awareness, membership, and engagement with Grom (i.e. School Tours and Athletic Events.)

•	Search Engine Optimization and Social Media Optimization: We believe that Search Engine Optimization (“SEO”) will enable us to improve our page rankings or search results (i.e. a higher rank on search results page), which we believe will increase awareness of Grom and result in increased traffic and membership. Further, we believe SEO will increase the awareness of Grom to our target audience by using social media outlets and communities (i.e. RSS Feeds, blogging sites, bookmarking sites, etc.) to generate viral publicity.

•	PTA Program. We have created a unique opportunity for Parent Teachers Associations and similar organizations to use the Grom Social website as a source of fundraising. We intend to reach out to these organizations and propose that in exchange for them placing a hyperlink to Grom Social on their organization’s website, we will pay to them a commission on users that sign up for Grom VIP Content.

Acquisition Strategy

Grom’s acquisition strategy is to acquire synergistic companies, products or intellectual property that will help grow our Grom Social user base. For example, Grom’s acquisition of Top Draw Animation not only provides source of revenue, it also provides a source of content for Grom Social which we hope will attract new users. In September 2016 we purchased the MamaBear application and website. In December 2016 we entered into a joint venture to develop a new drink formulation to market to our Grom user base, and in January 2017 we acquired the assets of TeleMate’s NetSpective Webfiltering Division.

Currently MamaBear is generating approximately $1,100 per month in advertising revenue from advertisers and $1,700 per month in subscription revenue. During the next few months we expect to introduce the MamaBear application to the entire Grom user base which we believe will help to significantly accelerate the timeline for revenue recognition.

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Grom Nutritional Services

BondTech Agreement

In December 2016, Grom entered in an Agreement with Bond Technology Systems, Inc. (“BondTech”) a prominent manufacturer of proprietary liquid supplements dealing with Fortune 500 clients and retailers to develop a new drink formulation for Grom. Founded in 1996, BondTech has developed numerous proprietary formulations and innovative technology to serve industries including food and beverage, dietary supplements, health and wellness, and nutritionally enhanced water. Under the terms of the Agreement, Grom formed a wholly-owned subsidiary, Grom Nutritional Services, Inc. (“GNS”), to initially market and distribute four flavors of a nutritional supplement based supplement using the "Just Brilliant"TM  to its user base of approximately 5 million children, as well as their parents and guardians. Subsequent marketing efforts will be geared to the wholesale/retail grocery, convenience and big box sectors. The flavors are as follows:

➢	Mixed berry

➢	Fruit punch

➢	Apple

➢	Orange/Vanilla

Bondtech has already provided in excess of $200,000 funding toward the formulation of the product, logistics and manufacturing. The formulation will be owned by Grom with profits from the sale of the product split 50/50 between Bondtech and GNS.

Grom Educational Services Inc.

NetSpective Webfilter

On January 2, 2017, Grom acquired the web filtering assets of a software company, TeleMate.net based in Norcross, Georgia, that sells proprietary Internet filtering software, NetSpective Webfilter to over 3,700 schools and in excess of over 2 million children and generates revenue and profit through a subscription model. NetSpective products comply with The Children's Internet Protection Act (“CIPA”), which requires that K-12 schools and libraries in the United States use Internet filters and implement other technology protection measures to protect children from harmful online content as a condition for federal funding.

As consideration for the acquisition, we issued the Seller a $1,000,000 Redeemable Convertible Note that accrues interest at the rate of 0.68% per annum and is due on December 31, 2019. The Note is convertible into shares of our Common Stock at $0.78 per share during the term of the Note.

On January 27, 2017, we formed a Florida subsidiary, Grom Educational Services to operate the Netspective Webfilter division and to house the MamaBear online application.

MamaBear

On September 30, 2016, Grom purchased an online application and website called “MamaBear.” Using MamaBear, a parent can follow and protect their child’s online presence by monitoring their social networking/media accounts, including, Facebook, Instagram, Twitter and YouTube. MamaBear also has location tracking and driver monitoring solutions so you can see where your child is online throughout the day and monitor their daily driving habits. Currently this application is operating under GES.

Additionally, other features MamaBear has to offer are a check-in feature where your child can alert you from the app if there is an emergency or just checking in. The application also allows for creation of restricted word lists, where a parent can create a list of restricted words that they deem are inappropriate which will notify them when those words are used. A parent can also set up Safe Places where the parent can enter the physical addresses of safe places into the app that when the child arrives or leaves the parent will be notified.

MamaBear works by installing the app on the parent’s and child’s phones and linking the account via mobile numbers. It has 3 tiers of pricing and app accessibility. Just like Grom, MamaBear does not seek to restrict a child’s access to social media but it educates and give parents and children the tools to improve safety and digital access they desire, while protecting children’s safety and online reputation, and connects the entire family for easy communication right on a mobile device.

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Financial Overview

The following consolidated selected statements of operations and balance sheets for the periods ended December 31, 2016 and 2015 for Grom Holdings, are unaudited and do not include material non-cash expenses for stock based compensation and other potential adjustments required by GAAP. These financial statements are intended to provide basic financial information for Grom Holdings;and there can be no assurance that material adjustment will not be recorded that will significantly change the selected financial information below.

Basis of presentation

Consolidated financial statements presented for the year ended for the year ended December 31, 2015 include the operations of Grom Holdings, Inc. and its wholly-owned subsidiary, Grom Social Inc. Consolidated financial statements for the year ended December 31, 2016 reflect the operations of Grom Holdings, Grom Social and six months activity for TD Holdings Grom Holdings, animation subsidiary based in Manila in the Phillipines operating under TDA Animation, which was acquired on July 1, 2016.

Statements of Operations (unaudited)

	Year Ended 12/31/2016 (1)	Year Ended 12/31/2015

Revenues	$4,038,784	$208
Total operating expenses	$4,016,186	$3,734,004
Other income (expense)	$(858,294)	$(5,767,834)
Pre-tax profit (loss)	$(3,526,034)	$(9,502,832)

(1) For the unaudited six-month period ended December 31, 2016, TDA generated approximately $4 million in revenue and $619,000 in pre-tax profit.

Balance sheets (unaudited)

	12/31/2016	12/31/2015

Cash	$443,112	$2,442
Current assets	$1,738,438	$16,052
Total assets	$17,412,692	$73,165
Current liabilities (1)	$3,977,642	$917,317
Convertible debentures	$2,018,917	–
Senior promissory notes	$3,690,951	–
Total stockholder’s equity (deficit)	$3,531,561	$(844,150)

(1) The balance as of December 31, 2016 includes $2,122,403 in officer loans

Market Opportunity

According to research conducted by The Joan Ganz Cooney Center, an independent research and innovation lab that focuses on educating children in a rapidly changing media landscape, approximately 35% of the world’s population living in developed countries have access to the Internet and they believe that by the year 2020, 65% to 70% of people worldwide or in excess of 5 billion people, will have Internet access. Currently, 6 billion people have access to cell phones, and approximately 60% of teens have access to a smartphone. Further, 73% of teens in the United States use social networking sites, while 77% of teens in Europe use social networking sites. In the United States alone, households with kids between the ages of 4-14 own digital devices and kids between the ages of 8-18 spent approximately 11 hours on those digital device each day.

While no assurances can be provided, we believe these numbers will continue to grow as technology continues to expand to parts of the world that do not have Internet capabilities. Currently well-known applications/entities such as Facebook, Instagram, Twitter, You Tube, Snapchat, and many others are monetizing these demographics though advertising, application downloads, streaming, gaming, merchandizing, and through other revenue drivers.

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Competition

We believe that the markets in which we compete are characterized by innovation and new and rapidly evolving technologies. We believe we will face significant and intense competition in every aspect of our intended business, including from Facebook, YouTube, Twitter and Google, which offer a variety of Internet products, services, and content, that will compete for our users Internet time and spending dollars. In addition to facing general competition from these large, well-funded companies, we also face completion from smaller Internet companies that offer products and services that may compete directly with Grom Social for users, such as Yoursphere, Fanlala, Franktown Rocks and Sweety High and others. Additionally, as we introduce new services and products, as our existing services and products evolve, or as other companies introduce new products and services, we may become subject to additional competition from:

•	Companies that offer products that replicate either partial or the full range of capabilities we intend to provide.
•	Companies that develop applications, particularly mobile applications, that provide social or other communications functionality, such as messaging, photo-and video-sharing, and micro-blogging.
•	Companies that provide web-and mobile-based information and entertainment products and services that are designed to engage our target audience and capture time spent on mobile devices and online.

Many of these companies have substantially greater resources than us.

We believe that the following features differentiate us from our competitors and provide us with a possible competitive advantage with respect to our target market:

•	We provide children with a social media experience in a safe and controlled environment;
•	We encourage significant direct parental involvement and oversight;
•	We produce and compelling content developed by kids and for kids;
•	We have developed a very comprehensive registration process to safely register children on the site;
•	We provide 24/7 live monitoring of the Grom Social website by trained individuals to help protect children from malicious content found on other social networking sites available to children, supplemented by standard “bad word” filtering software; and

We believe that Grom Social is one of the only, if not the only, Internet platform that offers games, chatrooms, educational services, social interaction, exclusive content, global connectivity and group collaboration to develop new content and activities based on user behavior in one platform.

Intellectual Property

To establish and protect our proprietary rights we rely on a combination of trademarks, copyrights, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee non-disclosure and invention assignment agreements, and other contractual rights. We do not believe that our proprietary website is dependent on any single copyright or groups of related patents or copyrights. We currently own 34 trademarks and copyrights combined which includes our 17 Grom characters on our website.

Government Regulation

We are subject to a number of U.S. federal and state and foreign laws and regulations that affect companies conducting business on the Internet. Many of these laws and regulations are still evolving and being tested in courts, and could be interpreted in ways that could harm our business. These may involve user privacy and data protection, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, personal information, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, taxation, economic or other trade prohibitions or sanctions, securities law compliance, and online payment services. In particular, we are subject to federal, state, and foreign laws regarding privacy and protection of people's data. Foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. U.S. federal and state and foreign laws and regulations, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. In addition, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly-evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. There are also a number of legislative proposals pending before federal, state, and foreign legislative and regulatory bodies, including a data protection regulation that is pending final approval by the European legislature that may include operational requirements for companies that receive personal data that are different than those currently in place in the European Union, and that will include significant penalties for non-compliance. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.

Our website follows the guidelines of the Children's Online Privacy Protection Act of 1998, 15 U.S.C. 6501–6505 (“COPPA”). COPPA imposes certain requirements on operators of websites or online services directed to children under 13 years of age, and on operators of other websites or online services that have actual knowledge that they are collecting personal information online from a child under 13 years of age.

Employees

Grom Social has 11 full-time employees including our executive officers, and 8 part time employees in the United States. Top Draw Animation has approximately 500-550 full time employees and one executive officer in the Philippines, and is expected to add approximately 100 more full time employees in 2017 to address current business opportunities. Illumination America Lighting has one employee.

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Facilities

In the United States, as a result of the Grom Acquisition we lease approximately 1,000 square feet of office space in Boca Raton, Florida at the rate of $2,000 per month pursuant to a three-year lease expiring in October 2018. Our Florida office houses our corporate headquarters and administrative staff.

Our animation business leases 2 floors comprising in the aggregate 17,500 square feet in the West Tower of the Philippine Stock Exchange Centre in Pasig City, Manila. The space is used for administration and production purposes and we pay approximately $12,600 per month in the aggregate for such space (which increases by 5% per year). Both leases for our animation business expire on December 31, 2019.

TDA is currently in the process of negotiating for approximately 3,000-5,000 square feet of additional space to accommodate the new incremental work force needed to address current business in house. We believe that our negotiations for additional leased space will be successful, and that additional space increases, if needed, are available at current prices within the same building.

We believe our leased space for the present time is adequate and additional space at comparable prices is available at all locations.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending or have been threatened against or involve us that, in the opinion of management, could reasonably be expected to have a material adverse effect on our business and financial condition.

SECURITY OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our Common Stock as the date of this Report by (i) each person who, to our knowledge, owns more than 5% of our Common Stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power.

For purposes of this table, 19,707,100 shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the Effective Date are deemed outstanding.

Class of Securities	Name and Address	# of Common Shares	% of Class

Common	Darren Marks (1)(2) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	24,751,931	17.6%

Common	Melvin Leiner (1)(2) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	18,361,781	13.0%

Common	Dr. Thomas Rutherford(1)(4) 2060 NW Boca Raton Blvd., #6, Boca Raton, FL, 33431	3,806,574	2.7%

Common	Mark Arzoomanian 60 Julia Street Closter, NJ 07624	7,045,278	5.0%

Common	Wayne Dearing (1) 2060 NW Boca Raton Blvd. #6 Boca Raton, Florida 33431	3,704,349	2.6%

Common	All Officers and Directors as a Group (4 person) (2)(3)(4)	50,624,635	35.9%

_______________

(1) Officer and/or director of our Company.

(2) Represents Common Shares held under the name Family Tys, LLC. The total number of Common Shares listed includes 9,382,500 vested shares of Common Stock underlying stock options exercisable at prices between $.36 and $.78 per share.

(3) Held under the name 4 Life LLC. The total number of Common Shares listed includes 9,382,500 vested shares of Common Stock underlying stock options exercisable at prices between $.36 and $.78 per share.

(4) The total number of common shares listed includes 542,100 vested stock options at an exercise price of $.78 per share and 400,000 warrants exercisable at $1.50 per share. 291,900 shares underlying issued stock options which vest at the rate of 41,700 shares per month, are not included.

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DIRECTORS AND EXECUTIVE OFFICERS

The following persons are our executive officers and directors and hold the positions set forth opposite their name as a result of the Grom acquisition:

Name	Age	Position
Darren Marks	50	Chairman of Board and Chief Executive Officer;
Mel Leiner	77	Chief Operating Officer, Chief Financial Officer, Executive Vice President, Secretary, Director
Dr. Thomas Rutherford	62	Director
Wayne Dearing	61	President, Top Drawer Animation

New Member of Management

Wayne Dearing has served as the Executive Vice-President of Global Finance for Grom Social, Inc. since July 1, 2016 and he has served as Director of TD Holdings Ltd since September 2005, as Managing Director of Top Draw Animation Hong Kong Limited since November 2002, as Managing Director of Top Draw Animation Inc. since November 1999 and as Managing Director of Mango Distribution Ltd since June 2006.  During Mr. Dearing’s long career he has also served as financial and operations leader of Hanna-Barbera Australia and Hanna-Barbera, Asia and General Manager of multiple divisions Broadcom Australia, which at the time was one of Australia’s largest independent media companies.  He devotes substantially all of his time to the affairs of Top Draw Animation.

Messrs. Marks, Leiner and Rutherford were all directors of our Company prior to the Grom Acquisition. Mr. Marks and Mr. Leiner assumed their respective executive office positions following the Effective Date. Ismael Llera, previously our current sole officer, has resigned his positions with us but will assume the position of President of Illumination America Lighting, a to be formed wholly owned subsidiary where our existing LED business will operate moving forward.

Advisory Board

Eric Tannenbaum is one of the former Executive Producers of CBS’ ”Two and a Half Men” and “We are Men.” Prior to establishing his own production company, Mr. Tannenbaum was President of Artists Television Group, of which he was a producer. He previously served as President of Columbia TriStar Television. During his tenure, the studio produced such hits as “Mad About You,” “Party of Five,” “Dawson’s Creek,” “The Nanny,” and “The Odd Couple.”

Alice Cahn is a former VP of Development and Acquisitions for Turner Broadcasting’s Cartoon Network and founder of Carton Network’s award winning "Stop Bullying: Speak Up” project. Prior to working with Turner, Ms. Cahn served as PBS’ head of Children’s Programming, acquiring the network’s highest rated and most profitable youth series: “Barney,” “Arthur,” “The Magic Schoolbus” and “Teletubbies,” and was Group President of Television, Film, and Video at Sesame Workshop.

Bob Higgins is the Executive Vice-President of Freemantle Media Kids & Family Entertainment, charged with the overall creative vision for the company’s kids and family business. FMK is the #1 independent producer of children’s content in the world.  Mr. Higgins was also the executive producer of the Ricky Gervais Show, the Emmy-nominated HBO primetime animated series.

EXECUTIVE COMPENSATION

Employment Agreements

Darren Marks has been our Chairman of the Board since our inception. He is now also our CEO. Pursuant to an employment agreement dated June 1, 2016, between Mr. Marks and Grom, Mr. Marks agreed to serve as our and Grom’s, Chairman and Chief Executive Officer and is entitled to receive a base salary of $245,000 per year, subject to annual adjustments as may be approved by our Board of Directors. Due to management’s efforts to minimize stock dilution and corporate debt, as of June 30, 2017, Mr. Marks had deferred a total of $$274,589 of his salary and additionally and through his family trust, Mr. Marks doesn’t expect to demand payment of this debt due for the foreseeable future.

As part of his compensation arrangement, Mr. Marks can earn a cash bonus of up to 80% of his annual base salary if we attain certain operating objectives, and will receive health benefits, life insurance and retirement plans offered by us. Mr. Marks employment agreement has an initial term of 3 years, and provides for automatic extensions for additional two year periods if neither party submits a notice of termination at least three 90 days prior to the end of the then-current term.

Pursuant to the terms of Mr. Marks’ employment agreement, upon a termination by us without cause prior to the expiration of the initial 3 year employment term or upon a termination as a result of the expiration of the initial term or any renewal term, he is entitled to eighteen (18) months of salary and any health benefits. In the event that Mr. Marks’ employment is terminated as a result of his death or disability, we shall pay to Mr. Marks or his estate all earned but unpaid base salary plus an additional twelve (12) months of base salary and benefits payable by us.

Mr. Marks’ employment agreement also contains restrictive covenants, including a covenant not to compete and a covenant not to disclose confidential information for the one-year period following the termination of his employment.

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Melvin Leiner has been a director of Grom since its inception. He is now COO, Vice President and Secretary. Pursuant to an employment agreement dated June 1, 2016, between Mr. Leiner and us, Mr. Leiner agreed to serve as our and Grom’s, Vice Chairman, Secretary and Chief Operating Officer and is entitled to receive a base salary of $237,000 per year, subject to annual adjustments as may be approved by our Board of Directors. Due to management’s efforts to minimize stock dilution and corporate debt, as of June 30, 2017 Mr. Leiner had deferred a total of $$243,388 of his salary. As part of his compensation arrangement, Mr. Leiner can earn a cash bonus of up to 80% of his annual base salary if he and the Company attain certain operating objectives, and will receive health benefits, life insurance and retirement plans offered by us. Mr. Leiner’s employment agreement has an initial term of 3 years, and provides for automatic extensions for additional two year periods if neither party submits a notice of termination at least three 90 days prior to the end of the then-current term.

Pursuant to the terms of Mr. Leiner’s employment agreement, upon a termination without cause by us prior to the expiration of the initial 3 year employment term, or upon a termination as a result of the expiration of the initial term or any renewal term, he is entitled to eighteen (18) months of salary and any health benefits. In the event that Mr. Leiner’s employment is terminated as a result of his death or disability, we shall pay to Mr. Leiner or his estate all earned but unpaid base salary plus an additional twelve (12) months of base salary and benefits payable by us.

Mr. Leiner’s employment agreement also contains restrictive covenants, including a covenant not to compete and a covenant not to disclose confidential information for the one-year period following the termination of his employment.

Marks Family. In recognition of the extensive work performed and to be performed in furthering the Grom brand name and website, we have engaged Mr. Marks’ wife Sarah; his sons Zach the founder of Grom, Luke and Jack, and his daughter Caroline as independent contractors. Their annual salaries are as follows: Sarah $33,600, Zach $90,000 (of which 69,375 has been deferred), Luke $20,000, Jack $7,200 and Caroline 15,000. The total annual compensation payable to these five individuals is $165,800, which the Company believes is below market rate for the value of the services performed. This expenditure for services provided by the Marks family is expected to continue for the foreseeable future Members of the Marks family are actively involved on a daily basis in creating all of the current content for the website which includes numerous videos on social responsibility, anti-bullying, digital citizenship, unique blogs and special events. Additionally the entire family is working on creating a future family reality show to attract future users to the Grom Social website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In January 2016, Dr. Thomas J. Rutherford loaned Grom the principal amount of $200,000. The note bore interest at a rate of 9% per year and was payable semi-annually. In connection with the note Grom issued to Dr. Rutherford 16,666 shares of Common Stock. In November 2016, Dr. Rutherford voluntarily converted his Note into 310,014 shares of Grom’s Common Stock ($0.65 per share).

In order to minimize share dilution, Messrs. Marks and Leiner have made numerous loans to Grom. As of June 30, 2017, the aggregate amount of loans made from Darren Marks’ family trust and from Melvin Leiner’s family trust, were $1,741,996 and $1,160,818 respectively. These loans are in the form of non-interest bearing loans, callable on demand, by Mr. Marks and Mr. Leiner. Currently, Mr. Marks and Mr. Leiner have no intention of calling these loans.

In connection with Grom’s acquisition of TD Holdings, it issued to the sellers Notes in the amount of $4 million, 1,667,667 shares of Common Stock and a cash payment of $2,000,000. Wayne Dearing, the current CEO of TD Holdings, was a 50% owner of TD Holdings and one of the sellers. Accordingly, he received 50% of the purchase price and $2 million of notes are payable to him. Mr. Dearing, pursuant to a letter agreement receives approximately $350,000 annually in compensation. Further, Mr. Dearing’s wife Stella is employed by Top Draw Animation at a salary of $65,000 per year.

Additionally, Grom is required to make additional payments to the sellers, up to a maximum of $5,000,000 (“Earnout Payments”), if TD Holdings achieves certain adjusted EBITDA targets (“EBITDA Targets”) during the three year period following the acquisition (the “Earnout Period”). The Earnout Payments, if any, will be paid 25% in cash and the balance in shares of Common Stock. The number of shares issuable shall be determined by using a share price equal to the lower of a 10% (ten) percent discount to Grom’s last private placement price per share prior to making the Earnout Payment, to a bona fide investor, and priced at arm’s length; or if the Buyer Shares are listed on a recognized stock exchange and publicly traded and not suspended, at a 10 percent discount to the previous 20 day weighted average closing price per share.

The applicable EBITDA Targets and Earnout Payments for each of the three years during the Earnout Period are as follows:

EBITDA Target	Earnout Payment
$2,400,000	$1,666,667
$3,700,000	$3,333,333

In the event that TD Holdings achieves an EBITDA in an Earnout Year greater than $2,400,000 but less than $3,700,000, the Earnout Payment is calculated by multiplying $3,333,333 by the sum of “A” divided by “B” where:

“A” equals the sum of $3,700,000 less the EBITDA earned; and

“B” equals $1,300,000 (being the difference between $2,400,000 and $3,700,000).

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The foregoing notwithstanding, in the event that TD Holding’s EBITDA in any 12 month period during the Earnout Years is equal to or greater than $3,700,000, the full amount of the Earnout Payment will be paid one month after that EBITDA Target is achieved and no further Earnout Payments shall be made.

Based upon unaudited preliminary financial results for TD Holdings, no Earnout was achieved for the year ended December 31, 2016.

Until the Effective Date Grom leased space from Illumination America, Inc.

Mr. Marks’ son Zach and his wife Sarah are employees of Grom. His sons Luke and Jack, and daughter Caroline are employed by Grom as independent contractors. Their annual salaries are as follows: Sarah $35,600, Zach $90,000 (of which $69,375 has been deferred), Luke $18,000, Jack $7,200 and Caroline $15,000. The total annual compensation payable to these five individuals is $165,800, which Grom believes is below market rate for the value of the services performed. This expenditure for services provided by the Marks family is expected to continue for the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

As part of the terms of the Grom Acquisition, our shareholders amended our Articles of Incorporation to increase our authorized capital stock to 200,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of Preferred Stock, $0.001 par value.

INFORMATION RELATING TO OUR SECURITIES

Prior to the Effective Date, there were 10,264,744 shares of our Common Stock issued and outstanding. Each share entitles the record holder to one vote on all matters that are presented to shareholders for their consideration. As a result of the Grom Acquisition, we now have 121,118,637 shares of Common Stock issued and outstanding, with 200,000,000 shares of Common Stock authorized.

Issued and Outstanding Capital Stock

After giving effect to the Grom Acquisition, our issued and outstanding securities as of the date of this Report are as follows:

•	121,118,637 shares of Common Stock;
•	No shares of Preferred Stock issued our outstanding

Potential Dilutive Common Shares Issuable

•	Options\warrants to purchase up to 37,097,617 shares
•	Convertible Notes, convertible into an aggregate of 1,456,827 shares
•	Estimated 3,750,000 Common Shares reserved for issuance pursuant to the TDA Contingent Earnout assuming a conversion price of $1.00 per share and full Earnout achieved

Description of Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of Common Stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. The Common Stock holders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the Common Stock holders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue up to 25,000,000 shares of Preferred Stock, par value $0.001 per share. No shares of Preferred Stock are issued or outstanding.

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All shares of the designated and the undesignated Preferred Stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may or may not be: issued in series, convertible into shares of Common Stock, redeemable by us and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance.

Unless specifically issued without such rights, the holders of Preferred Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of Preferred Stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of Preferred Stock could adversely affect the voting power of the holders of the Common Stock.

Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. Our Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any Preferred Stock.

Description of Warrants, Options and Convertible Notes

Prior to the Effective Date Grom had issued options to numerous persons to purchase an aggregate of 8,605,000 shares of Common Stock, which converted to an aggregate of 35,882,850 shares subject to option upon the Effective Date, ranging in exercise prices from $.24 to $.78 per share. Common Stock Purchase Warrants in the amount of 107,000 shares were also issued prior to the Effective Date, which converted to 446,190 shares following the Grom Acquisition, all of which are exercisable at a price of $.34 per Warrant. Additionally, there are 768,577 warrants issued prior to the Grom Acquisition outstanding at exercise prices between $1.00 and $1.50.

As of the Effective Date Grom had $1,125,000 in unsecured convertible notes outstanding. All of these notes are convertible at a fixed price of $0.77 per share or a total of 1,456,827 shares of Common Stock. One note amounting to $1,000,000 related to the acquisition of NetSpective has a maturity date of December 31, 2019. The remaining $1,125,000 of convertible notes have maturity dates at various times during 2018.

Item 5.01.	Changes in Control of the Registrant.

As a result of the Grom Transaction, the ownership holdings of management increased but did not result in a change in control of our Company. The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 to this Current Report is incorporated into this item by reference.

Item 7.01 Regulation FD Disclosure

Our Press Release relating to the acquisition of Grom described above is attached as Exhibit 99.3 and is hereby incorporated as if set forth.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements and Pro forma Financial Information

The Registrant hereby undertakes to file with the US Securities and Exchange Commission an amendment to this Form 8-K, to include independent audit of its financial statements for the fiscal years ended December 31, 2016 and 2015 and notes thereto, unaudited interim periods financial statements and pro forma consolidated financial statements in accordance with Item 9.01(a) and (b) within 75 days of the Effective Date.

(b) Exhibits. The following exhibits are included in this report:

No.	Description
3.3	Amendment to Articles of Incorporation
10.4	Employment Agreement with Darren Marks
10.5	Employment Agreement with Melvin Leiner
10.6	Acquisition Agreement of TD Holdings
99.3	Press Release Announcing Acquisition of Grom Holdings Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC., f/k/a ILLUMINATION AMERICA, INC.
(Registrant)

Dated: August 21, 2017	By:	/s/ Darren Marks
Darren Marks, Chief Executive Officer

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